UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Dec 10, 2015

Date of Report (Date of earliest event reported)

Perpetual Industries Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-187134	71-103-2898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

#110, 5-8720 Macleod Trail South, Calgary, Alberta,	T2H 0M4
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (403) 214-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 10, 2015, Perpetual Industries Inc. (“Perpetual”) entered into an Exclusive Distributor Agreement (“Agreement”) with Galenfeha Inc. (“Galenfeha”). As per the Agreement, Perpetual will have exclusive rights to import, market, distribute, sell and service all of Galenfeha’s products, including its lithium iron phosphate (LiFePO4) batteries and chemical injection pumps (“Products”), in Canada (“Territory”). The Agreement is for a term of three (3) years and will continue in effect until terminated.

Perpetual’s duties under the Agreement are to: stock a sufficient inventory of Products and repair parts, maintain adequate facilities and personnel, price Products in accordance with Galenfeha’s guidelines and policies, reasonably publicize the Products, and, in general, devote sufficient time and attention to adequately sell, repair, distribute and service the Products in the Territory.

Galenfeha’s duties under the Agreement are to use it best efforts to support Perpetual’s duties, including providing: a sufficient supply of Products and repair parts, access to Galenfeha’s warranty terms, pricing lists, policies, catalogs, and sales material, and the training and information necessary to service and repair the Products.

Galenfeha, a Nevada corporation with offices in Fort Worth, Texas and Shreveport, Louisiana, is a design, engineering, and manufacturing firm with a focus on stored energy solutions with low environmental impact. Galenfeha designs, manufactures and markets a complete line of patent pending, microprocessor controlled, LiFePO4 chemistry battery systems for Oil and Gas measurement and automation as well as a full line of proprietary high precision chemical injection systems.

Item 8.01. Other Items.

Attached as Exhibit 99.1 is a copy of a press release of Perpetual Industries Inc. dated January 21, 2016, reporting its Exclusive Distributor Agreement with Galenfeha Inc.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits, The following exhibit is furnished herewith.

Exhibit No.

Description

99.1

Press Release dated January 21, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERPETUAL INDUSTRIES INC.

Date: January 21, 2016	By:	/s/ Brent W. Bedford
Chairman, President and CEO

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